Exhibit 10.3

Execution Version

INVESTOR RIGHTS AGREEMENT

by and between

VENUS CONCEPT, INC.

MASTERS SPECIAL SITUATIONS, LLC

and

THE OTHER PURCHASERS FROM TIME TO TIME PARTY
HERETO

Dated as of December 15, 2021

-i-

This INVESTOR RIGHTS AGREEMENT, dated as of December 15, 2021 (as may be amended from time to time, this “Agreement”), by and among Venus Concept, Inc., a Delaware corporation (the “Company”), Masters Special Situations, LLC (“Masters”) and any other Purchaser (as defined below) that is affiliated with Masters otherwise a party hereto from time to time.

W I T N E S S E T H:

WHEREAS, the Company and the Purchasers have entered into a Stock Purchase Agreement, dated as of December 15, 2021 (as may be amended from time to time, the “Purchase Agreement”), pursuant to which, among other things, the Company is issuing and selling to the Purchasers shares of Common Stock and Nonvoting Convertible Preferred Stock (collectively, the “Securities”);

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties, the Company and the Purchasers have entered into a Registration Rights Agreement, dated as of December 15, 2021 (as may be amended from time to time, the “Registration Rights Agreement”), pursuant to which, among other things, the Company grants the Purchasers certain registration and other rights with respect to certain of the Securities; and

WHEREAS, each of the parties wishes to set forth in this Agreement certain terms and conditions regarding ownership of the Securities.

NOW, THEREFORE, in consideration of circumstances recited above and the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

1.1         Board of Directors.

(a)          At or prior to the Appointment Date (as defined below), the board of directors of the Company (the “Board”) shall expand its size, if necessary, to create a vacancy for one (1) qualified nominee of Masters. Masters shall have the right to designate, subject to the terms and conditions of this Section 1.1, one nominee to the Board (a “Board Nominee”). The Board shall in good faith consider whether any nominee is (i) qualified and suitable to serve as a member of the Board under all applicable corporate governance policies and guidelines of the Company and the Board and applicable legal, regulatory and stock exchange requirements and (ii) meets the independence requirements of The NASDAQ Global Market and any other stock exchange on which the Common Stock may be listed in the future. The Board and the appropriate committees of the Board shall conduct the consideration of the qualifications, suitability and independence of the Board Nominee, and make any determinations with respect thereto in a manner consistent with considerations and determinations in respect of other members of the Board. Masters shall cause the Board Nominee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the Board Nominee’s independence under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board or any committee thereof may reasonably request; provided that in each such case, all such interviews, investigations and information are generally required to be delivered to the Company by the other outside directors of the Company. If the Board determines that the Board Nominee is qualified and suitable to serve as a member of the Board under all applicable corporate governance policies and guidelines of the Company and the Board and applicable legal, regulatory and stock exchange requirements, then the Board shall appoint such initial Board Nominee to the Board as a Class II director within 30 days following the Closing (the date of such appointment, the “Appointment Date”). Provided that the Board Nominee then meets the foregoing requirements, then so long as Masters and its Affiliates beneficially own at least 5% of the outstanding Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act (the “Nomination Condition”), measured as of the date of mailing of the Company’s proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board, the Company shall nominate the Board Nominee for re-election as a Class II director at the end of each term of such Board Nominee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board. In the event that the Board determines that the Board Nominee does not meet the foregoing requirements, or if a Board Nominee ceases to be a member of the Board at any time and for any reason, so long as the Nomination Condition is satisfied as of such time, Masters may select another person as a designee for Board Nominee and, if the Board determines that such nominee meets the criteria set forth above, such designee shall become a Board Nominee and shall be promptly appointed by the Board as a Class II director. The Board shall undertake any review of any such Board Nominee by Masters in accordance with this paragraph and shall complete such review promptly, and in any event within ten (10) Business Days following receipt by the Company of the identity of the Board Nominee, provided that during the pendency of such review, such Board Nominee shall promptly provide the Board with such information, and shall make themselves available to the Board, as the Board reasonably deems necessary to complete its review of such Board Nominee as contemplated by this Section 1.1.  Notwithstanding anything else contained in this Agreement to the contrary, if at any time following the Closing (provided that Masters and its Affiliates then beneficially owns at least 5% of the outstanding Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act), a Board Nominee is not a member of the Board for any reason and a new Board Nominee has not been appointed, Masters shall be entitled to designate an observer at meetings of the Board and all committees thereof, and the Company shall provide all materials that are provided to other members of the Board in connection with such meetings to the observer, unless such attendance or the provision of such materials would result in an actual conflict of interest or violate any of the applicable corporate governance policies and guidelines or applicable legal, regulatory or stock exchange requirements or would result in the loss of attorney-client privilege.

(b)        The Board Nominee shall be subject to the policies and requirements of the Company and the Board, in a manner consistent with the application of such policies and requirements to other members of the Board. The Company shall compensate the Board Nominee, and reimburse the Board Nominee for their reasonable expenses incurred in connection with Board service, reimburse and advance to the Board Nominee’s expenses, indemnify the Board Nominee, and provide them with coverage pursuant to director and officer insurance to the same extent it compensates, reimburses and advances, indemnifies and provides insurance for the other outside members of the Board pursuant to its organizational documents, applicable law or otherwise. The Company agrees that such indemnification arrangements will provide that such indemnification, reimbursement and advancement will be the primary source of indemnification and reimbursement and advancement of expenses in connection with the matters covered thereby and payment thereon will be made before, offset and reduce any other indemnity or expense reimbursement or advancement to which a Board Nominee may be entitled or which is actually paid in connection with such matters, including as an employee of Masters or any of its Affiliates.

1.2        Board Nominee. Notwithstanding any provision of this Agreement to the contrary, after the Appointment Date, from the first time when Masters and its Affiliates beneficially own less than 5% of the outstanding Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act, and thereafter in perpetuity (i.e., even if Masters and its Affiliates later come to beneficially own at least 5% of the outstanding Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act), Masters shall no longer have the right to designate any Board Nominee or Board observer, and any Board Nominee then serving on the Board shall immediately resign.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1         Representations and Warranties of the Purchasers.  The Purchasers, as of the date hereof, and as of the date any such Purchaser becomes a party to this Agreement pursuant to the execution of a joinder, hereby represent and warrant to the Company as follows:

(a)          Such Purchaser is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement (or to deliver a joinder and join this Agreement, as applicable), to perform its obligations hereunder.

(b)         This Agreement (or the execution and delivery of a joinder and the joining of this Agreement, as applicable) will not violate, conflict with or result in a breach of or default under (i) such Purchaser’s organizational documents, (ii) any Material Agreement (as defined in the Purchase Agreement) to which such Purchaser is a party or by which such Purchaser or any of its assets are bound, or (iii) any material laws, regulations or governmental or judicial decrees, injunctions or orders applicable to such Purchaser.

(c)        This Agreement (or joinder, as applicable) has been duly executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.2         Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers as of the date hereof as follows:

(a)          The Company is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder.

(b)         The execution, delivery and performance by the Company of this Agreement has been duly authorized, and does not (i) conflict with the Company’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any governmental authority by which the Company may be bound or affected, or (iv) constitute an event of default or material breach under any Material Agreement by which the Company, any of its Subsidiaries or any of their respective properties, is bound.  Neither the Company nor any of its Subsidiaries is in default or material breach under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement).

(c)         This Agreement has been duly authorized by the Company and constitutes the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, transfer, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE III

DEFINITIONS

3.1         Defined Terms.  Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Appointment Date” has the meaning set forth in Section 1.1(a).

“Board” has the meaning set forth in Section 1.1(a).

“Board Nominee” has the meaning set forth in Section 1.1(a).

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Closing” has the meaning set forth in the Purchase Agreement.

“Common Stock” means the common stock, par value $0.0001 per share of the Company.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Masters” has the meaning set forth in the Preamble.

“Nomination Condition” has the meaning set forth in Section 1.1(a).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchaser” means any of one of the Purchasers.

“Purchasers” means the purchasers of the Securities identified on the signature pages to the Purchase Agreement and each successor and assignee that becomes party to the Purchase Agreement.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Securities” has the meaning set forth in the Recitals.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting securities or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

3.2        Terms Generally.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to “Articles” and “Sections” shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  References to “$” or “dollars” means United States dollars.  The definitions given for terms in this ARTICLE III and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

ARTICLE IV

MISCELLANEOUS

4.1         Term.  This Agreement will be effective as of the Closing and, except as otherwise set forth herein, will continue in effect thereafter until (a) the mutual written agreement of the Company and the Purchasers holding a majority of the shares of Securities to terminate this Agreement or (b) the date that Masters and its Affiliates no longer beneficially own at least 5% of the outstanding Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act.

4.2        Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and the Purchasers holding a majority of the shares of Securities.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any right or remedy provided by applicable law.

4.3        Successors and Assigns.  Except as otherwise expressly provided in this Section 4.3, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether an initial party or made party through a joinder or otherwise), in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and the Purchasers holding a majority of the Securities.  Notwithstanding anything to the contrary in the foregoing, (a) subject to the terms and conditions of this Agreement, a Purchaser may assign all or any portion of its rights and interests under this Agreement to any Person (i) to which such Purchaser properly assigns or transfers Securities in accordance with the Purchase Agreement, and (ii) that executes a joinder to this Agreement, and (b) this Agreement may be assigned by operation of law by the Company. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 4.3 shall be null and void ab initio.

4.4        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any such provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.5         Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

4.6         Entire Agreement.  This Agreement, together with the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement), constitutes the entire agreement among the parties or to which they are subject and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of the transactions contemplated hereby and thereby.

4.7       Governing Law; Jurisdiction.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

4.8        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.9         Specific Performance.  The parties agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 4.7, in addition to any other remedy to which they are entitled at law or in equity.

4.10       No Third-Party Beneficiaries.  Nothing in this Agreement shall confer any right upon any Person other than the parties and each such party’s respective heirs, successors and permitted assigns, all of whom shall be express third-party beneficiaries of this Agreement.

4.11       Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by facsimile or electronic communication, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Venus Concept Inc.
235 Yorkland Blvd, Suite 900
Toronto, Ontario, Canada
M2J 4Y8
Attn: General Counsel and Corporate Secretary
Email: mmandarello@venusconcept.com

with copies (which shall not constitute notice) to:

Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place 161 Bay Street, Suite 4310
Toronto, ON M5J 2S1
Attn:  Richard Raymer
Email:  raymer.richard@dorsey.com

If to any Purchasers, to the address described in Section 5.4 of the Purchase Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement by their authorized representatives as of the date first above written.

THE COMPANY:

VENUS CONCEPT, INC.

By:	/s/ Domenic Serafino
Name: Domenic Serafino
Title: CEO

[Signature Page to Investor Rights Agreement]

PURCHASERS:

MARLIN FUND, LIMITED PARTNERSHIP

By:	/s/ Michael W. Masters
Name: Michael W. Masters
Title: Managing Member of the General Partner

MARLIN FUND II, LIMITED PARTNERSHIP

By:	/s/ Michael W. Masters
Name: Michael W. Masters
Title: Managing Member of the General Partner

MARLIN FUND III, LIMITED PARTNERSHIP

By:	/s/ Michael W. Masters
Name: Michael W. Masters
Title: Managing Member of the General Partner

MARLIN MASTER FUND OFFSHORE II, LP

By:	/s/ Michael W. Masters
Name: Michael W. Masters
Title: Managing Member of the General Partner

MSS VC SPV LP
By: MSS VC SPV GP, LLC, its general partner
By: Masters Special Situations, LLC, its managing member

By:	/s/ Michael W. Masters
Name: Michael W. Masters
Title: Managing Member

[Signature Page to Investor Rights Agreement]

MASTERS SPECIAL SITUATIONS, LLC

By:	/s/ Michael W. Masters
Name: Michael W. Masters
Title: Managing Member

[Signature Page to Investor Rights Agreement]